UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2004

Horizon Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-27131	88-0381258
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1017 West Orange Blossom Trail, Apopka, Florida	32712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code : (407) 889-7577

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Cost Associated with Exit or Disposal Activities

On November 23, 2004 the Board of Directors of Horizon Holding Corporation f/k/a LiquidGolf Holding Corporation (the “Registrant”) decided that due to continuing losses, to phase out the operation of its golf and leather goods businesses. These operations will continue to take orders and deliver product from existing inventories. It is anticipated that the phase out of these operations will be completed by January 31, 2005. The estimated costs include the loss from discontinued operations and professional fees. Estimated costs of the loss from operations range between $185,000 and $215,000. Estimated costs of professional fees are in a range of $10,000 to $15,000. The future reporting of these businesses will be treated as Discontinued Operations.

Item 5.02. Appointment of Principal Officer

On November 23, 2004 the Board of Directors appointed Allan Woodlief president and CFO, Mr. Woodlief previously served as CFO. In addition to his duties as CFO, Mr. Woodlief will be responsible for all operations including the phase out of the discontinued operations. Mr. Woodlief is not under an employment contract and his compensation remains unchanged.

Item 8.01. Other Events

On September 23, 2004, Horizon Holding Corporation entered into a non-binding letter of intent to acquire Vacations Only, Inc. and GMAC International Properties, Inc. These companies are in the real estate time share industry. The Letter of Intent, which was executed by both parties provides for the specific purchase terms. The Letter of Intent is non-binding on both parties and subject to the completion of due diligence considered normal and customary in transactions of this type.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON HOLDING CORPORATION
(Registrant)

Date: November 30, 2004	By:	/s/ Dwain Brannon
Dwain Brannon Chief Executive Officer
(Signature)